Rancher Energy Completes Acquisition of
Highly Prospective Big Muddy Oil Field

DENVER, CO - January 8, 2007 - Rancher Energy Corp. (OTC BB:RNCH.OB - News) (“Rancher Energy” or the “Company”) is pleased to announce that it has closed the acquisition of the Big Muddy oil field in Wyoming’s hydrocarbon-rich Powder River Basin. Rancher Energy has successfully acquired a 100% working interest (approximately 80% net revenue interest) in an approximately 8,500 acres field for a purchase price of $25,000,000. The newly acquired Big Muddy field features existing production of about 60 barrels per day as well as excellent potential for enhanced oil recovery (EOR) using carbon dioxide (CO2) injection.

The Big Muddy field is located in Converse County, Wyoming along the South bank of the North Platt River some 18 miles east of Casper, Wyoming and 2-1/2 miles west of Glenrock, Wyoming. It was discovered in 1916 and originally operated by Conoco. It has produced approximately 52 million barrels of oil (MMBO) from several producing zones including the Wall Creek, Stray, Shannon, Dakota, Lakota, Muddy and Niobrara formations—with 32 MMBO produced from the Wall Creek formation alone. In 1919, nearly 10,000 barrels of oil per day were produced from the field, making the Big Muddy field the second most prolific field in the State of Wyoming, after the Salt Creek field, some 50 miles to the north, which is currently benefiting from a successful CO2 injection program by the Anadarko Petroleum Corporation. Prior to closing the acquisition Rancher Energy contracted with Environmental Resources Management (“ERM”), a global leader in environmental consulting services, to conduct an environmental review of the field. On September 1, 2006, ERM delivered the report revealing no material environmental problems.

This new acquisition significantly increases Rancher Energy's presence in the Powder River Basin. The Company also holds interests in the South Glenrock B field of approximately 7,070 acres and the Cole Creek South field of approximately 2,080 acres. All three fields hold excellent potential for EOR using CO2 injection.

“We are thrilled to add the Big Muddy Field to Rancher Energy’s growing roster of high potential, low risk oil plays in the Powder River Basin,” remarked John Works, President & CEO of Rancher Energy. “Closing the Big Muddy field acquisition is a tremendous accomplishment for our young company, one that adds existing production as well as potential for developing a significant amount of remaining oil. We believe this latest development is an excellent indicator of our potential for growth and ability to execute on our objectives.”

ABOUT THE COMPANY

Rancher Energy Corp. focuses on the oil & gas sector by specializing in evaluating older, historically productive fields in order to determine their potential for secondary and tertiary recovery. Management will determine the economics, and where viable, proceed with development of the assets into producing wells. Current high oil & gas prices alongside advances in technology make these assets an attractive source of potentially recoverable oil & gas.

Forward-Looking Statements:
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain additional financing to acquire the three properties it has contracted to purchase in the Powder River Basin, obtaining financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the EOR projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

ON BEHALF OF THE BOARD

Rancher Energy Corp.

John Works, President

Contact: Investor Relations Contact:
Great Northwest Investor Relations Inc.
1-866-375-RNCH (7624)
Visit our website at www.rancherenergy.com